Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Registration No. 333-276814) and Form S-8 (Registration No. 333-236457) of Annovis Bio, Inc. (the “Company”) of our report dated March 31, 2023, which includes an explanatory paragraph relating to the Annovis Bio, Inc.’s ability to continue as a going concern, relating to the financial statements of the Company as of and for the year ended December 31, 2022, appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey
March 29, 2024